                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Perfumania, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                PERFUMANIA, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        To be held on September 30, 1997

To the Shareholders
of Perfumania, Inc.:

         NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders of Perfumania, Inc., a Florida corporation (the "Company"), will be held at 10:00 a.m., local time, on Tuesday, September 30, 1997, at The Radisson Mart Plaza Hotel, 711 N.W. 72nd Avenue, Miami, Florida 33126, for the following purposes:

         (1) To elect seven members to the Company's Board of Directors to hold office until the 1998 Annual Meeting or until their successors are duly elected and qualified.

         (2) To consider and vote upon a proposal to amend the Company's 1991 Stock Option Plan, including increasing to 2,500,000 the number of shares of Common Stock reserved for issuance pursuant to such Plan.

         (3) To transact other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on August 1, 1997 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

         Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                                    By Order of the Board of Directors



                                    /S/ Simon Falic
                                    ----------------
                                    Simon Falic
                                    Chairman of the Board
                                    and Chief Executive Officer

Miami, Florida
August 29, 1997

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                       1997 ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                                PERFUMANIA, INC.

                              --------------------

                                 PROXY STATEMENT

                             -----------------------

                              DATE, TIME AND PLACE
                                       OF
                                 ANNUAL MEETING

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Perfumania, Inc., a Florida corporation ("Perfumania" or the "Company"), of proxies from the holders of the Company's Common Stock, par value $.01 per share (the "Common Stock"), for use at the 1997 Annual Meeting of Shareholders of the Company to be held on Tuesday, September 30, 1997 at the Radisson Mart Plaza Hotel, 711 N.W. 72nd Avenue, Miami, Florida 33126, or at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"), pursuant to the enclosed Notice of Annual Meeting. The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent to holders of Common Stock is August 29, 1997. Shareholders should review the information provided herein in conjunction with the Company's 1996 Annual Report to Shareholders which accompanies this Proxy Statement. The Company's principal executive offices are located at 11701 N.W. 101st Road, Miami, Florida 33178, and its telephone number is (305) 889-1600.

                          INFORMATION CONCERNING PROXY

         The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise hereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

         The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

                             PURPOSES OF THE MEETING

At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

         (1) The election of seven members to the Company's Board of Directors to serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified.

         (2) To consider and vote upon a proposal to amend the Company's 1991 Stock Option Plan, including increasing to 2,500,000 the number of shares of Common Stock reserved for issuance pursuant to such Plan.

         (3) Such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

         Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted in favor of all proposals described in the Notice of Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

         The Board of Directors has set the close of business on August 1, 1997 as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 7,078,791 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters to be acted upon at the Annual Meeting and neither the Company's Articles of Incorporation nor Bylaws provide for cumulative voting rights.

         The attendance, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. To be elected, nominees for Director must receive a plurality of the votes cast by holders of shares of Common Stock present or represented at the Annual Meeting. The proposal to amend the 1991 Stock Option Plan will be approved if a majority of the votes cast by shares of Common Stock present or represented at the Annual Meeting are voted in favor of that proposal. Abstentions are considered as shares present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote, but are not counted as votes "for" or "against" any matter. The inspector of elections will treat shares referred to as "broker or nominee non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter and therefore would not be considered by the inspectors when counting votes cast on the matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on others matters). Accordingly, abstentions and broker or nominee non-votes will not have the same effect as a vote against the election of directors. With respect to the amendment of the 1991 Stock Option Plan, abstentions will have the same effect as a vote against that proposal and broker or nominee non-votes will not have that effect. If less than a majority of the outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting from time to time without further notice

                        ELECTION OF DIRECTORS; MANAGEMENT

INFORMATION CONCERNING THE NOMINEES

         The Company's Articles of Incorporation provide that the number of directors constituting the Company's Board of Directors shall be determined by the Company's Bylaws. The Company's Bylaws provide that the number of directors shall be fixed from time to time by the Board of Directors. The Board of Directors has fixed at seven the number of directors that will constitute the Board for the ensuing year. Each director elected at the Annual Meeting will serve for a term expiring at the 1998 Annual Meeting of Shareholders or until his or her successor has been duly elected and qualified.

         The Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees, if any, and for such other person as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.

         The executive officers and directors of the Company are as follows, and each of such persons that is a director has been nominated by the Company for re-election as a director at the Annual Meeting:

Name                       Age      Position
----                       ---      --------

Simon Falic                37       Chairman of the Board and Chief Executive Officer

Ron A. Friedman            38       President, Chief Financial Officer, Chief Operating
                                    Officer, Treasurer, Secretary and Director

Jerome Falic               33       Vice President and Vice Chairman of the Board

Marc Finer                 36       President of the Retail Division and Director

Jose Retelny               36       Chief Information Officer

Claire Fair                38       Vice President of Human Resources

Daniel J. Manella          71       Director

Robert Pliskin             74       Director

Carole Ann Taylor          52       Director

         SIMON FALIC is a co-founder of the Company and has been a Director and the President of the Company since its inception in February 1988. Mr. Falic also became the Company's Chief Executive Officer and Chairman of the Board, effective May 2, 1994. Effective April 4, 1997, Mr. Falic relinquished his duties as President. Mr. Falic is a member of the Company's Stock Option Committee.

         RON A. FRIEDMAN has been Chief Financial Officer and Treasurer of the Company since June 1991, the Secretary and a director of the Company since October 1991. Mr. Friedman was appointed the Company's President and Chief Operating Officer, effective April 4, 1997 and effective September 1, 1994, respectively. From May 1981 through June 1991, Mr. Friedman was employed by KPMG Peat Marwick, and was a Senior Manager from July 1987 to June 1991.

         JEROME FALIC has been Vice President of the Company since the Company's inception and a Director of the Company since August 1994. Mr. Falic was appointed the Company's Vice Chairman of the Board, effective September 1, 1994. His principal responsibilities include purchases of all of the Company's inventory needs and sales for the Company's wholesale division. Mr. Falic is the brother of Simon Falic, the Company's Chairman of the Board, Chief Executive Officer and President.

         MARC FINER has been the President of the Company's Retail Division since March 1994 and a Director since August 1994. Mr. Finer was the President of Parfums Expresso, Inc. and Parfums D'Arte, wholesale distributors of fragrances in Puerto Rico, from their inception in August 1986 until March 1994.

         JOSE RETELNY joined the Company in March 1991 as the Company's MIS Director and has been Chief Information Officer of the Company since February 1, 1995. Prior to joining the Company, Mr. Retelny was Senior Programmer at IBM's Austin Programming Center working in communications and database analysis for operating systems including DOS, OS/2 and AIX.

         CLAIRE FAIR was appointed Vice President of Human Resources in August 1996. From November 1993 to August 1996, she served as the Company's Director of Human Resources. Previously, Ms. Fair was the Director of Employee Relations with Sterling, Inc.

         DANIEL J. MANELLA was appointed a director of the Company in April 1992. Since December 1990, Mr. Manella has been engaged in personal investment activities. From August 1989 to December 1990, he served as the Chairman of the Board and Chief Executive Officer of McGregor Corporation, a manufacturer of men's and boy's apparel. From 1984 to August 1989, Mr. Manella served as the Chairman of the Board and Chief Executive Officer of Faberge Incorporated ("Faberge"), a manufacturer of toiletries and fragrances. In addition, from December 1987 to August 1989, he served a the Chairman of the Board and Chief Executive Officer of Elizabeth Arden, Inc., a manufacturer of cosmetics and perfumes and a wholly owned subsidiary of Faberge. Mr. Manella is a member of the Company's Audit Committee and Compensation Committee.

         ROBERT PLISKIN was appointed a director of the Company in October 1991. Mr. Pliskin served as President of Longines Wittnauer Watch Company from 1971 to 1980 when he became President of the Seiko Time Corporation, a position he held until 1987. In 1987 Mr. Pliskin served as the President of Hattori Corporation of America, a distributor of watches and clocks, until his retirement in 1990. Mr. Pliskin is a member of the Company's Audit Committee and Compensation Committee.

         CAROLE ANN TAYLOR was appointed a director of the Company in June 1993. From 1987 to present, Ms. Taylor has been the owner and president of the Bayside Company Store, a retail souvenir and logo store at Bayside Marketplace in Miami, Florida. During this time she has also been a partner of the Jardin Bresilien Restaurant also located at the Bayside Marketplace. Currently, Ms. Taylor is also the president of C.A. Taylor Enterprises, a public affairs and marketing consulting firm in Miami, Florida. Ms. Taylor serves as president and a director of the Bayside Merchants Assn., and as a director of the Miami-Dade Chamber of Commerce, the Greater Miami Convention & Visitors Bureau and the Miami Film Festival. Ms. Taylor is a member of the Company's Audit, Compensation and Stock Option Committees.

         The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board. The Company's directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During the fiscal year ended February 1, 1997 ("fiscal year 1996") the Company's Board of Directors took certain actions by unanimous written consent and held two meetings. During fiscal year 1996, no director attended fewer than 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he served on the Board, and (ii) the number of meetings of committees of the Board of Directors held during the period he served on such committee.

         The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Stock Option Committee. The Board does not have a Nominating Committee.

         Ms. Taylor and Messrs. Manella and Pliskin are members of the Audit Committee, which held one meeting during fiscal year 1996. The duties and responsibilities of the Audit Committee include (a) recommending to the full Board the appointment of the Company's auditors and any termination of engagement, (b) reviewing the plan and scope of audits, (c) reviewing the Company's significant accounting policies and internal controls,
(d) having general responsibility for all related auditing matters, and (e) reporting its recommendations and findings to the full Board of Directors.

         Ms. Taylor and Mr. Simon Falic are members of the Board's Stock Option Committee, which has held one meeting during fiscal year 1996. The Stock Option Committee administers the Company's 1991 Stock Option and Directors Stock Option Plans, and grants stock options to employees and directors.

         Messrs. Manella and Pliskin and Ms. Taylor are members of the Board's Compensation Committee which held one meeting during fiscal year 1996. The Compensation Committee administers the Company's executive compensation program.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer whose compensation exceeded $100,000 in fiscal 1996, for services rendered to the Company during fiscal year 1996, 1995 and 1994. The Chief Executive Officer and such other executive officers are sometimes hereafter collectively referred to as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                                                                  Long-term Compensation
                                                                         -------------------------------------
                                  Annual Compensation                           Awards               Payouts
                          ---------------------------------------------- ------------------------    ---------
                                                          Other             Restricted
Name and                  Fiscal                          Annual              Stock                      LTIP         All Other
Principal Position         Year    Salary($) Bonus($)  Compensation($)(1)    Awards($)  Options(#)   Payouts($)   Compensation($)
---------------------------------------------------------------------------------------------------------------------------------
Simon Falic                1996    $287,163  $75,000   $               0    $0                0      $0           $0
 Chairman of the Board     1995    $283,120  $55,000   $               0    $0                0      $0           $0
 and Chief Executive       1994    $183,750  $     0   $               0    $0          100,000      $0           $0
 Officer,

Ron A.  Friedman           1996    $236,250  $61,000   $               0    $0          100,000      $0           $0
 President, Chief          1995    $232,261  $45,000   $               0    $0                0      $0           $0
 Financial Officer, Chief  1994    $161,785  $     0   $               0    $0          200,000      $0           $0
 Operating Officer,
 Treasurer and
 Secretary

Jerome Falic               1996    $236,250  $61,000   $               0    $0                0      $0           $0
 Vice President and        1995    $232,261  $45,000   $               0    $0                0      $0           $0
 Vice Chairman of the      1994    $173,250  $     0   $               0    $0          100,000      $0           $0
 Board

Jose Retelny               1996    $183,383  $     0   $               0    $0                0      $0           $0
 Chief Information         1995    $162,742  $     0   $               0    $0                0      $0           $0
 Officer                   1994    $136,761  $     0   $               0    $0           50,000      $0           $0

Marc Finer                 1996    $169,962  $     0   $               0    $0                0      $0           $0
 President, Retail         1995    $147,646  $     0   $               0    $0                0      $0           $0
 Division                  1994    $ 98,827  $     0   $               0    $0           10,000      $0           $0



(1) The column for "Other Annual Compensation" does not include any amounts for executive perquisites and any other personal benefits, such as the cost of automobiles, life insurance and disability insurance because the aggregate dollar amount per executive is less than 10% of his annual salary and bonus.

                      OPTION GRANTS DURING FISCAL YEAR 1996

The following table sets forth certain information concerning grants of stock options made during fiscal 1996 to the Named Officer.

                                              INDIVIDUAL OPTION GRANTS IN FISCAL YEAR 1996
                  -------------------------------------------------------------------------------------------

                                                                                       POTENTIAL REALIZABLE
                                       % OF TOTAL                                         VALUE AT ASSUMED
                                        OPTIONS                                           ANNUAL RATES OF
                                        GRANTED                                       STOCK PRICE APPRECIATION
                           NUMBER          TO                                             FOR OPTION TERM
                             OF        EMPLOYEES      EXERCISE                    ---------------------------
NAME                      OPTIONS      IN FISCAL      PRICE PER      EXPIRATION
----                    GRANTED (1)      1996          SHARE           DATE            5%              10%
                       ------------  -------------- -------------- -------------- -------------- -------------
Ron A.  Friedman          100,000        67.1%          $3.25           2006           $204,000      $230,000


 (1) Each option is a non-qualified stock option granted pursuant to the Company's 1991 Stock Option Plan, has an exercise price equal to the market price of a share of Common Stock on the date of grant, and vests on the date of grant.

       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                                 OPTION VALUES

         The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of February 1, 1997. No stock options were exercised by the Named Executive Officers during fiscal year 1996.

                                                                   Value of
                                        Number of                 Unexercised
                                      Unexercised                In-The-Money
                                  Options at Fiscal            Options at Fiscal
                                       Year-End(#)                 Year-End($)
                                 -----------------------------------------------
                                      Exercisable/                Exercisable/
Name                                 Unexercisable               Unexercisable
-------------------------------------------------------------------------------
Simon Falic                            100,000/0                 $62,500/N/A
Ron A. Friedman                        375,000/0                $121,875/N/A
Jerome Falic                           100,000/0                 $62,500/N/A
Marc Finer                              10,000/0                  $3,750/N/A
Jose Retelny                            50,000/0                 $12,500/N/A

LONG-TERM INCENTIVE AND PENSION PLANS

         The Company does not have any long-term incentive or pension plans.

DIRECTOR COMPENSATION

         The Company pays each nonemployee director a $6,500 annual retainer and reimburses such persons for their expenses in connection with their activities as directors of the Company. In addition, nonemployee directors are eligible to receive stock options under the Directors Stock Option Plan.

         The Directors Plan currently provides for an automatic grant of an option to purchase 2,000 shares of Common Stock upon a person's election as a director of the Company and an automatic grant of options to purchase 4,000 shares of Common Stock upon such persons re-election as a director of the Company, in both instances at an exercise price equal to the fair market value of the Common Stock on the date of grant.

EMPLOYMENT AGREEMENTS

         Effective February 1, 1995, the Company entered into 3-year employment agreements with each of Simon Falic, Jerome Falic and Ron Friedman, pursuant to which they will receive annual salaries of $275,000, $225,000, and $225,000, respectively, in each case subject to cost-of-living increases, or 5% if higher. In addition, effective August 11, 1996, the Company entered into a 3-year employment agreement with Marc Finer, pursuant to which he will receive an annual salary of $175,000, with similar terms as above regarding increases. Each employment agreement generally provides that the employee will continue to receive his salary until the expiration of the term of the employment agreement if his employment is terminated by the Company for any reason other than death, disability or cause (as defined in the employment agreement). Each agreement contains a performance bonus plan which provides for additional compensation and grant of stock options, if the Company meets certain net income levels. Each employment agreement also prohibits the employee from directly or indirectly competing with the Company during the term of his employment and for one year after termination of employment except in the case of the Company's termination of employment without cause.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Simon Falic, the Company's Chairman of the Board and Chief Executive Officer, is a member of the Company's Stock Option Committee.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Company's executive compensation program is structured to achieve the Company's goals as they relate to maximizing corporate performance and stockholder return. In general, executive compensation is made up of annual salaries, performance bonuses and option grants; the Company's performance bonuses and option grants are intended to help align executive and stockholder interests. The Company's performance is assessed with respect to such considerations as sales growth, including comparable sales growth, new store openings and the sales performance of new stores against plan; gross profit and margin; net income and earnings per share growth; and return on shareholders' equity. The Compensation Committee seeks to attract, motivate and retain executive talent necessary to improve the Company's performance and therefore increase shareholder returns.

         In February 1995, Simon Falic, the Company's Chief Executive Officer, and Jerome Falic and Ron Friedman, two of the other Named Executive Officers, entered into three-year employment agreements with the Company on terms and conditions approved by the Compensation Committee. See "Employment Agreements," above. Based on the Company's performance during fiscal 1996, Simon Falic, Jerome Falic and Ron Friedman were granted bonuses which totaled $197,000, pursuant to the terms of their respective employment agreement. In determining base salaries for other executives of the Company, the Compensation Committee defines key executive positions in terms of scope, responsibilities, job complexity, knowledge and experience required. Salary ranges are determined using comparable companies and based on prior year performance. Individual salary increases are based in part on an individual's contribution to Company performance.

         The Company's Stock Option Committee reviews and approves the grant of options pursuant to the Company's 1991 Stock Option Plan. The Stock Option Committee currently is made up of Mr. Simon Falic and Ms. Taylor. Pursuant to the Company's executive compensation policies, stock options are considered as part of an executive's overall compensation. An executive's compensation pursuant to a stock option grant generally increases only to the extent the value of Common Stock underlying the stock options increases, therefore aligning the interest of the executive officers with its stockholders by tying long-term compensation with growth of Company and appreciation of shares. During 1996, the Company granted 100,000 stock options to Mr. Friedman.

         In addition to base salaries and option grants, the Compensation Committee may elect to award incentive bonuses as part of total compensation to executive officers who have rendered services during the year that substantially exceed those normally required or anticipated. These bonuses are intended to reflect the Compensation Committee's determination to reward any executive who, through extraordinary effort, has substantially benefited the Company and its stockholders during the year. There were no incentive bonuses awarded during fiscal 1996.

         The Compensation Committee believes that the Company's compensation programs are competitive with those of other specialty retailers of similar size.

                                                       Robert Pliskin
                                                       Daniel J. Manella
                                                       Carole Ann Taylor

                                PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of companies on the NASDAQ (US Companies) Stock Index and the NASDAQ Miscellaneous Retail Stock Index for the period from December 19, 1991 to February 1, 1997. The Company's initial public offering was December 19, 1991 and, as such, the graph assumes the investment of $100 in the Company's Common Stock, the NASDAQ (US Companies) Stock Index and the NASDAQ Miscellaneous Retail Stock Index on December 19, 1991 and assumes dividends are reinvested. Measurement points are on the last trading day of each fiscal year.

[GRAPHIC OMITTED]

----------------------------------------------------------------------------------------------------------
                               2/1/92      1/30/93      1/29/94      1/28/95       2/3/96       2/1/97
----------------------------------------------------------------------------------------------------------
Perfumania, Inc.                100          53.03        28.03        18.94        27.27        20.45
----------------------------------------------------------------------------------------------------------
NASDAQ Stock Market             100         113.08       130.05       124.07       175.34       229.82
----------------------------------------------------------------------------------------------------------
NASDAQ Miscellaneous Retail     100          90.26        96.83        85.37        96.49       118.64
----------------------------------------------------------------------------------------------------------

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than 10 percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended February 1, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of July 31, 1997, information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer, and (iv) all directors and executive officers of the Company as a group.

                                                        Common Stock Beneficially Owned
                                                      ----------------------------------
                                                          Shares                 Percent
                                                      -------------              -------

Name and Address of Beneficial Owner (1)
----------------------------------------
Ilia Lekach                                           1,621,775 (2)(3)(4)(5)        22.9%
Simon Falic                                             943,050 (2)(3)(5)           13.3%
Rachmil Lekach                                          675,125 (2)(5)               9.5%
Jerome Falic                                            718,730 (3)(5)              10.2%
Ron A. Friedman                                         396,725 (5)                  5.6%
Marc Finer                                               60,000 (5)                   *
Jose Retelny                                             50,000 (5)                   *
Leon Falic                                              445,000 (2)(5)               6.3%
Robert Pliskin                                           16,250 (5)                   *
Daniel J. Manella                                        26,000 (5)                   *
Carole A. Taylor                                         14,000 (5)                   *
All directors and officers as a group (8 persons)     5,021,655 (5)                 70.9%

*Less than 1%.
(1) The address of each of the beneficial owners identified is 11701 NW 101st Road, Miami, Florida 33178.
(2) Ilia Lekach, Simon Falic, Rachmil Lekach and Leon Falic jointly own with their spouses the shares set forth opposite their respective names.
(3) Ilia Lekach has granted options to purchase 224,550 shares and 337,230 shares of Common Stock to Simon Falic and Jerome Falic, respectively, exercisable through December 31, 1998 at an exercise price of $1.13 per share. The share ownership set forth in the table above for Simon Falic and Jerome Falic includes the shares of Common Stock subject to such options. If such options were exercised, Ilia Lekach would own 1,059,995 shares of Common Stock.
(4) Includes 12,300 shares of Common Stock owned by Pacific Investment Group, a corporation wholly owned by Mr. Lekach.
(5) Includes shares of Common Stock issuable upon the exercise of stock options in the following amounts: Ilia Lekach (375,000); Rachmil Lekach (150,000); Simon Falic (100,000); Jerome Falic (100,000); Ron A. Friedman (375,000); Robert Pliskin (16,000); Marc Finer (60,000); Jose Retelny (50,000); Leon Falic (195,000); Daniel J. Manella (14,000); and Carole A. Taylor (14,000).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Relationship with Parlux. Parlux Fragrances, Inc. ("Parlux") is a public company engaged in the manufacture of fragrances. Ilia Lekach, one of the Company's principal shareholders, is the Chairman of the Board of Parlux. During fiscal year 1996, the Company purchased approximately $30.7 million of merchandise from Parlux, representing approximately 29% of the Company's total purchases. The Company believes that its purchases of merchandise from Parlux, were, except for credit terms, on terms no less favorable to the Company than could reasonably be obtained in arm's length transactions with independent third parties.

         Relationship with L. Luria and Son, Inc. L. Luria and Son, Inc. ("Luria") is a public company that is a specialty discount retailer selling a broad line of products. Ilia Lekach, one of the Company's principal shareholders, is the Chairman of the Board of Luria. During fiscal year 1996, The Company sold approximately $2.5 million of merchandise to Luria, representing approximately 2% of the Company's total sales. The Company believes that its sales of merchandise to Luria, were, except for credit terms, on terms no less favorable to the Company than could reasonably be obtained in arm's length transactions with independent third parties. On August 13, 1997, Luria announced that it filed for relief under Chapter 11 of the United States Bankruptcy Code. The Company is an unsecured creditor of Luria and the Company currently has outstanding receivables from Luria in the amount of $1.5 million. Accordingly, depending on the resolution of the Luria case, the Company may not be paid the full amount due from Luria and there can be no assurance that any portion of the amount due will be recovered by the Company. The Company is not currently doing any business with Luria.

         Related Party Indebtedness. From time to time the Company has borrowed money for working capital purposes from its principal shareholders and executive officers and members of their immediate families. The highest aggregate amounts of the Company's indebtedness to such persons during fiscal year 1996, amount outstanding at February 1, 1997, the maturity date of such indebtedness and the interest rate payable by the Company at February 1, 1997, were as set forth in the following table.

                         HIGHEST AMOUNT             AMOUNT                                ANNUAL
                           OUTSTANDING          OUTSTANDING AT        MATURITY           INTEREST
                        DURING FISCAL YEAR      FEBRUARY 1, 1997        DATE              RATE
                        -------------------    ------------------  -----------------  ---------------
Israel Friedman (1)        $770,000                 $770,000       Payable on demand       15%


(1) Father of Ron A. Friedman, the Company's President, Chief Financial Officer, Chief Operating Officer and Secretary.

         As of February 1, 1997, Ilia Lekach was indebted to the Company pursuant to an unsecured note, in the amount of $417,763 issued in connection with his purchase of a condominium from the Company in October 1991. The note accrues interest at the rate of 9.5% and matures on December 31, 1998.

             PROPOSAL TO INCREASE THE NUMBER OF SHARES RESERVED FOR
            ISSUANCE PURSUANT TO THE COMPANY'S 1991 STOCK OPTION PLAN

GENERAL

         In February 1997, the Company's Board of Directors adopted, subject to approval by the Company's shareholders, a resolution to amend the Company's 1991 Stock Option Plan (the "Plan") to (i) increase to 2,500,000 the number of shares reserved for issuance under the Plan and (ii) add a 500,000 share limit on the number of shares that may be subject to options granted under the Plan to any optionee during a two year period. The Plan presently authorizes 1,900,000 shares for issuance upon exercise of stock options. Options to purchase 1,675,100 shares of Common Stock have been granted under the Plan, 1,640,600 of which are currently outstanding. The current text of the Plan, as modified pursuant to this amendment, is attached hereto as Exhibit A. The only amendments to the Plan are (i) the number of shares set forth in Section 3 of the Plan, and
(ii) the addition of paragraph (d) to section 5 of the Plan. The material features of the Plan are discussed below, but the description is subject to, and is qualified in its entirety by, the full text of the Plan, as amended.

         The purpose of the Plan is to provide additional incentives to attract and retain qualified and competent persons who provide management services and upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons. In furtherance of this purpose, the Plan authorizes (a) the granting of incentive or nonqualified stock options to purchase Common Stock to regular employees of the Company (approximately 1,500 persons) satisfying the description above, (b) the provision of loans for the purpose of financing the exercise of options and the amount of taxes payable in connection therewith, and (c) the use of already owned Common Stock as payment of the exercise price for options granted under the Plan (such provisions being at times referred to herein as the "Stock Swap").

         One of the reasons for submitting the Plan for shareholder approval is the requirements for awards under the Plan to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code ("the Code"). That section, which became law in 1994, generally disallows a tax deduction for certain compensation over $1 million paid, or otherwise taxable, to persons named in the Summary Compensation Table and employed by the Company at the end of the year for which the deduction is claimed. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met, including shareholder approval in the case of the Plan. Shareholder approval of the Plan will also satisfy any applicable requirements of the Nasdaq Stock Market National Market System for shareholder approval.

         Pursuant to the addition of Section 5(d) to the Plan, the Plan as amended limits the total aggregate number of shares subject to options that any one person can receive under the Plan to 500,000 shares of Common Stock during a two year period. The purpose of this limit is to help facilitate compliance with section 162(m) of the Code, so that the Company's tax deductions for compensation expense under the Plan for Compensation expense under the Plan are not limited by Section 162(m) of the Code.

         The Plan is administered by a committee consisting of two or more directors designated by the Board of Directors (the "Committee") or, if a Committee is not designated, by the Board of Directors. The Committee in its sole discretion determines the persons to be awarded options, the number of shares subject thereto and the exercise price and other terms thereof. In addition, the Committee has full power and authority to construe and interpret the Plan, and the acts of the Committee are final, conclusive and binding upon all interested parties, including the Company, its shareholders, its officers and employees, recipients of grants under the Plan, and all persons or entities claiming by or through such persons. The Board has designated its Stock Option Committee to administer the Plan.

         Assuming approval of the proposed amendment, an aggregate of 2,500,000 shares of Common Stock (subject to adjustment as discussed below) will be reserved for the sale upon exercise of options granted under the plan. Options to purchase 1,675,100 shares have already been granted under the Plan. The shares acquired upon exercise of options granted under the Plan will be authorized and unissued shares of Common Stock. The Company's shareholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the Plan. If any option granted under the Plan should expire or terminate for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the Plan.

CERTAIN TERMS AND CONDITIONS

         All options granted under the Plan must be evidenced by a written agreement between the Company and the grantee. Such agreement shall contain such terms and conditions, consistent with the Plan, relating to the grant, the time or times of exercise and other terms of the options as the Committee shall prescribe.

         Under the Plan, the option price per share for incentive stock options may not be less than the fair market value of the underlying shares on the date of grant. For purposes of the Plan, and for so long as the Company's Common Stock is listed on the Nasdaq National Market, the term "fair market value" means the closing price of the Common Stock as reported on the Nasdaq National Market on the business day immediately preceding the date of grant. The exercise price of an option may be paid in cash, or at the sole discretion of the Committee, by delivery of already owned shares of Common Stock having a fair market value equal to the exercise price, or by a combination of the foregoing. The Plan also authorizes the Company to make loans to optionees to enable them to exercise their options. Such loans must (i) provide for recourse to the optionee, (ii) bear interest at a rate no less than the prime rate of interest of the Company's principal lender and (iii) be secured by the shares of Common Stock purchased. Cash payments will be used by the Company for general corporate purposes. Payments made in Common Stock must be made by delivery of stock certificates in negotiable form.

         The use of already owned shares of Common Stock applies to payment for the exercise of an option in a single transaction and to the "pyramiding" of already owned shares in successive, simultaneous option exercises. In general, pyramiding permits an option holder to start with as little as one share of Common Stock and exercise an entire option to the extent then exercisable (no matter what the number of shares subject thereto). By utilizing already owned shares of Common Stock, no cash (except for fractional share adjustments) is needed to exercise an option. Consequently, the optionee would receive Common Stock equal in value to the spread between the fair market value of the shares subject to the option and the exercise price of the option.

         No option granted under the Plan is assignable or transferable, other than by will or by the laws of descent and distribution. During the lifetime of an optionee, an option is exercisable only by such optionee. The expiration date of an option will be determined by the Committee at the time of grant, but in no event will an option be exercisable after the expiration of 10 years from the date of grant. An option may be exercised at any time or from time to time or only after a period of time or in installments, as the Committee determines. The Committee may in its sole discretion accelerate the date on which any option may be exercised.

         The unexercised portion of any option granted to an employee under the Plan shall automatically be terminated (a) three months after the date on which the optionee's employment is terminated for any reason other than (i) Cause (as defined in the Plan); (ii) mental or physical disability; or (iii) death; (b) immediately upon the termination of the optionee's employment for Cause; (c) one year after the date on which the optionee's employment is terminated by reason of mental or physical disability; or (d) (i) one year after the date on which the optionee's employment is terminated by reason of the death of the employee; or (ii) three months after the date on which the optionee shall die if such death shall occur during the one year period following the termination of the optionee's employment by reason of mental or physical disability.

         To prevent dilution of the rights of a holder of an option, the Plan provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options and the exercise price of outstanding options in the event of any subdivision or consolidation of shares, any stock dividend, recapitalization or other capital adjustment of the Company. Provisions governing the effect upon options of a merger, consolidation or other reorganization of the Company are also included in the Plan.

FEDERAL INCOME TAX CONSEQUENCES

         The Plan is not qualified under the provisions of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), nor subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

         Nonqualified Stock Options. An optionee granted a nonqualified stock option under the Plan will generally recognize, at the date of exercise of such option, ordinary income equal to the difference between the exercise price and the fair market value of the shares of Common Stock subject to the nonqualified stock option. This taxable ordinary income will be subject to Federal income tax withholding and the Company will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income recognized by the optionee provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable, and either the optionee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

         If the Committee permits an optionee to exercise a nonqualified stock option under the Plan by delivering shares of the Company's Common Stock, the optionee will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the optionee's tax basis. The optionee, however, will be taxed as described above with respect to the exercise of the nonqualified stock option as if he had paid the exercise price in cash, and the Company likewise generally will be entitled to an equivalent tax deduction. Provided a separate identifiable stock certificate is issued therefore, the optionee's tax basis in that number of shares received on such exercise which is equal to the number of shares surrendered on such exercise will be equal to his tax basis in the shares surrendered and his holding period for such number of shares received will include his holding period for the shares surrendered. The optionee's tax basis and holding period for the additional shares received on exercise of a nonqualified stock option paid for, in whole or in part, with shares will be the same as if the optionee had exercised the nonqualified stock option solely for cash.

         Incentive Stock Options. Incentive stock options are "incentive stock options" as defined in section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option. However, an employee who exercises an incentive stock option by delivering shares of Common Stock previously acquired pursuant to the exercise of an incentive stock option is treated as making a Disqualifying Disposition (defined below) of such shares if the employee delivers such shares before the expiration of the holding period applicable to such shares. The applicable holding period is the longer of two years from the date of grant or one year from the date of exercise. The effect of this provision is to prevent "pyramiding" the exercise of an incentive stock option (i.e., the exercise of the incentive stock option for one share and the use of that share to make successive exercises of the incentive stock option until it is completely exercised) without the imposition of current income tax.

         The amount by which the fair market value of the shares acquired at the time of exercise of an incentive stock option exceeds the purchase price of the shares under such option will be treated as an item of adjustment included in the optionee's alternative minimum taxable income for purposes of the alternative minimum tax. If, however, there is a Disqualifying Disposition in the year in which the option is exercised, the maximum amount of the item of adjustment for such year is the gain on the disposition of the Common Stock. If there is a Disqualifying Disposition in a year other than the year of exercise, the dispositions will not result in an item of adjustment for such other year.

         If, subsequent to the exercise of an incentive stock option (whether paid for in cash or in shares), the optionee holds the shares received upon exercise for a period that exceeds (a) two years from the date such incentive stock option was granted or, if later, (b) one year from the date of exercise (the "Required Holding Period"), the difference (if any) between the amount realized from the sale of such shares and their tax basis to the holder will be taxed as long-term capital gain or loss. If the holder is subject to the alternative minimum tax in the year of disposition, such holder's tax basis in his shares will be increased for purposes of determining his alternative minimum tax for such year, by the amount of the item of adjustment recognized with respect to such shares in the year the option was exercised.

         In general, if after exercising an incentive stock option, an employee disposes of the shares so acquired before the end of the Required Holding Period (a "Disqualifying Disposition"), such optionee would be deemed in receipt of ordinary income in the year of the Disqualifying Disposition in an amount equal to the excess of the fair market value of the shares at the date the incentive stock option was exercised over the exercise price. If the Disqualifying Disposition is a sale or exchange that would permit a loss to be recognized under the Code (were a loss in fact to be sustained), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the optionee's ordinary income would be limited to the gain (if any) from the sale. If the amount realized upon disposition exceeds the fair market value of the shares on the date of exercise, the excess would be treated as short-term or long-term capital gain, depending on whether the holding period for such shares exceeded one year.

         An income tax deduction is not allowed to the Company with respect to the grant or exercise of an incentive stock option or the disposition, after the Required Holding Period, of shares acquired upon exercise. In the event of a Disqualifying Disposition, a Federal income tax deduction will be allowed to the Company in an amount equal to the ordinary income to be recognized by the optionee, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable, and either the optionee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

AMENDMENTS

         The Plan will expire on October 22, 2001, and any option outstanding on such date will remain outstanding until it has either expired or has been exercised. The Committee may amend, suspend or terminate the Plan at any time, provided that such amendment may not adversely affect the rights of an optionee under an outstanding option without the affected optionee's written consent. In addition, the Committee may not amend the Plan without first obtaining shareholder approval, to (a) increase the number of shares of Common Stock reserved for issuance or change the class of persons eligible to receive options, (b) permit the granting of options that expire beyond the maximum 10-year period, or (c) extend the termination date of the Plan.

OPTIONS GRANTED UNDER THE PLAN

         Through July 31, 1997, options for an aggregate of 1,575,100 shares had been granted under the Plan, of which options for 1,540,600 shares remained outstanding as of such date. The closing market price of the Common Stock on July 31, 1997 was $3 3/8 per share, as reported on the Nasdaq National Market System.

         The table below indicates, as of July 31, 1997, certain information about options that have been granted under the Plan since its inception to the persons and groups indicated.

                                                                  Value of Outstanding
                                                                 Options at July 31, (1)
                                           Aggregate Number         Exercisable (E)
         Option Grantees                   of Options Granted       Unexercisable (U)
------------------------------             ------------------       --------------

         Simon Falic                             100,000              $ 62,500 (E)
           Chairman of the Board and               -                  $  -     (U)
           Chief Executive Officer


         Ron A. Friedman                         375,000              $121,875 (E)
           President, Chief Financial Officer,     -                  $  -     (U)
           Chief Operating Officer,Treasurer
           and Secretary

         Jerome Falic                            100,000              $ 62,500 (E)
           Vice President and                      -                  $  -     (U)
           Vice Chairman of the Board


         Marc Finer                               60,000              $  3,750 (E)
           President, Retail Division              -                  $  -     (U)

         Jose Retelny                             50,000              $ 12,500 (E)
           Chief Information Officer               -                  $  -     (U)

         All current executive
           officers as a group                   691,500              $264,000 (E)
           (6 persons)                             -                  $  -     (U)

         All current directors who are            44,000              $  1,000 (E)
           not executive officers as               -                  $  -     (U)
           a group (3 persons) (2)


         All employees as a group, other than
           executive officers (options granted   771,700              $148,000 (E)
           to 46 out of approximately 1,500       57,000              $  4,000 (U)
           persons)

----------------
(1) For purposes of this table only, the value of each option is deemed equal to the amount, if any, by which the closing market price of a share of Common Stock on July 31, 1997 ($33/8) exceeds the option's exercise price. The value is determined without regard to whether the option is currently exercisable or not.

(2) These directors have received options under the Directors Stock Option Plan. See "Director Compensation" on page 7.

         The Company's management believes that options granted under the Plan will be awarded primarily to those persons who possess a capacity to contribute significantly to the successful performance of the Company. Because persons to whom future discretionary grants of options are to be determined from time to time by the committee or the Board in their discretion, it is impossible at this time to predict the precise number, name or positions of persons who will hereafter receive such options or the number of shares for which options will be granted.

VOTE REQUIRED AND RECOMMENDATION

         The Board of Directors approved an increase to 2,500,000 in the number of shares reserved for issuance under the Plan and is recommending its ratification by the shareholders because it believes that the increase is in the Company's best interest. The affirmative vote of a majority of the votes cast by shares of Common Stock at the Annual Meeting will be required for ratification of the increase to 2,500,000 in the number of shares of Common Stock reserved for issuance under the Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO INCREASE TO 2,500,000 THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE PLAN.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         The firm of Price Waterhouse LLP, independent public accountants, served as the Company's independent public accountants for the fiscal year ended February 1, 1997. The Board of Directors, on the recommendation of the Company's Audit Committee, has selected Price Waterhouse LLP as the Company's independent public accountants for the 1997 fiscal year. One or more representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

OTHER BUSINESS

         The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

         Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, a shareholder intending to present a proposal to be presented at the 1998 Annual Meeting to Shareholders must deliver a proposal in writing to the Company's principal executive offices on or before April 29, 1998.

                                    By Order of the Board of Directors

                                    /S/ Simon Falic
                                    ---------------
                                    Simon Falic
                                    Chairman of the Board
                                    and Chief Executive Officer



Miami, Florida
August 29, 1997

                                                                       Exhibit A

                                PERFUMANIA, INC.

                   ------------------------------------------

                        1991 STOCK OPTION PLAN AS AMENDED

                   ------------------------------------------


         1. Purpose. The purpose of this Plan is to advance the interests of PERFUMANIA, INC., a Florida corporation (the "Company"), and its Subsidiaries by providing an additional incentive to attract and retain qualified and competent persons who provide management services or upon whose efforts and judgment the success of the Company and its Subsidiaries is largely dependent, through the encouragement of stock ownership in the Company by such persons.

         2. Definitions. As used herein, the following terms shall have the meaning indicated:

                  (a) "Board" shall mean the Board of Directors of the Company.

                  (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (c) "Committee" shall mean the stock option committee appointed by the Board pursuant to Section 13 hereof or, if not appointed, the Board.

                  (d) "Common Stock" shall mean the Common Stock, par value $0.01 per share, of the Company.

                  (e) "Company" shall refer to Perfumania, Inc., a Florida corporation.

                  (f)      "Director" shall mean a member of the Board.

                  (g) "Fair Market Value" of the Common Stock on any date of reference shall be the Closing Price on the business day immediately preceding such date of the Common Stock, unless the Committee in its sole discretion shall determine otherwise in a fair and uniform manner. For this purpose, the Closing Price of the Common Stock on any business day shall be (i) if the Common Stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation, (ii) if the Common Stock is quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for such day of the Common Stock on such system, or (iii) if neither clause (i) or (ii) is applicable, the mean between the high bid and low asked quotations for the Common Stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for Common Stock on at least 5 of the 10 preceding days.

                  (h) "Incentive Stock Option" shall mean an incentive stock option as defined in Section 422 of the Code.


                  (i) "Non-Statutory Stock Option" shall mean an Option that is not an Incentive Stock Option.

                  (j) "Option Agreement" means the agreement between the Company and the Optionee to evidence the grant of an Option.

                  (k) "Option" (when capitalized) shall mean any stock option granted under this Plan.

                  (l) "Optionee" shall mean a person to whom a stock option is granted under this Plan or any person who succeeds to the rights of such person under this Plan by reason of the death of such person.

                  (m)      "Parent" means a "parent corporation" as defined in
Section 425(e) and (g) of the Code.

                  (n) "Plan" shall mean this 1991 Stock Option Plan for the Company.

                  (o)      "Share(s)" shall mean a share or shares of the Common
Stock.

                  (p) "Subsidiary" shall mean any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if, at the time of granting the Option, each of the corporations other than the last corporattion in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         3. Shares and Options. Subject to Section 10 of this Plan, the Company may grant to Optionees from time to time Options to purchase an aggregate of up to 2,500,000 Shares from authorized and unissued Shares. If any Option granted under the Plan shall terminate, expire, or be canceled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares. An Option granted hereunder shall be either an Incentive Stock Option or a Non-Statutory Stock Option as determined by the Committee at the time of grant of such Option and shall clearly state whether it is an Incentive Stock Option or Non-Statutory Stock Option.

         4. Dollar Limitation. Options otherwise qualifying as Incentive Stock Options hereunder will not be treated as Incentive Stock Options only to the extent that the aggregate fair market value (determined at the time the Option is granted) of the Shares, with respect to which Options meeting the requirements of Section 422(b) of the Code are exercisable for the first time by any individual during any calendar year (under all plans of the Company), exceeds $100,000.

         5.       Conditions for Grant of Options.

                  (a) Upon the grant of such Option, the Company and the Optionee shall enter unto an Option Agreement, which shall specify the grant date and the exercise price and shall include or incorporate by reference the substance of this Plan and such other provisions consistent with the Plan as the Committee may determine. Optionees shall be those persons selected by the Committee from the class of all regular employees of the Company and all Directors, whether or not employees; provided, however, that no Incentive Stock Option shall be granted to a Director who is not also an employee of the Company or a Subsidiary.

                  (b) In granting Options, the Committee may take into consideration the contribution the person has made to the success of the Company or its Subsidiaries and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other personnel of the Company and its Subsidiaries with regard to these matters. The Committee may from time to time in granting Options under the Plan prescribe such other terms and conditions concerning such Options as it deems appropriate, including, without limitation,
(i) prescribing the date or dates on which the Option becomes exercisable, (ii) providing that the Option rights accrue or become exercisable in installments over a period of years, or upon the attainment of stated goals or both, or (iii) relating an Option to the continued employment of the Optionee for a specified period of time, provided that such terms and conditions are not more favorable to an Optionee than those expressly permitted herein.

                  (c) The Options granted to employees under this Plan shall be in addition to regular salaries, pension, life insurance or other benefits related to their employment with the Company or its Subsidiaries. Neither the Plan nor any Option granted under the Plan shall confer upon any person any right to employment or continuance of employment by the Company or its Subsidiaries.

                  (d) Notwithstanding any other provision of this Plan, and in addition to any other requirements of this Plan, the aggregate number of shares subject to options granted to any one optionee during a two year period, may not exceed 500,000, subject to adjustment as provided in Section 10 hereof.

         6. Exercise Price. The exercise price per Share of any Option shall be any price determined by the Committee; provided, however, that in no event shall the exercise price per Share of any Incentive Stock Option be less than the Fair Market Value of the Shares underlying such Option on the date such Option is granted.

         7.       Exercise of Options. An Option shall be deemed exercised when
(i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate option price of the Shares as to which the Option is exercised has been made, and (iii) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Optionee's payment to the Company of the amount that is necessary for the Company or Subsidiary employing the Optionee to withhold in accordance with applicable Federal or state tax withholding requirements. Unless further limited by the Committee in any Option, the option price of any Shares purchased shall be paid in cash, by certified or official bank check or personal check, by money order, with Shares or by a combination of the above. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date the Option is exercised. The Company in its sole discretion may, on any individual basis or pursuant to a general program established by the Committee in connection with this Plan, lend money to an Optionee, guarantee a loan to an Optionee, or otherwise assist an Optionee to obtain the cash necessary to exercise all or a portion of an Option granted hereunder or to pay any tax liability of the Optionee attributable to such exercise. If the exercise price is paid in whole or part with Optionee's promissory note, such note shall (i) provide for full recourse to the maker,
(ii) be collateralized by the pledge of the Shares that the Optionee purchases upon exercise of such Option, (iii) bear interest at the prime rate of the Company's principal lender or such other rate as the Committee shall determine, and (iv) contain such other terms as the Board in its sole discretion shall reasonably require. No Optionee shall be deemed to be a holder of any Shares subject to an Option unless and until a stock certificate or certificates for such Shares are issued to such person(s) under the terms of this Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior ot the date such stock certificate is issued, except as expressly provided in Section 10 hereof.

         8. Exercisability of Options. Any Option shall become exercisable in such amounts, at such intervals and upon such terms as the Committee shall provide in such Option, except as otherwise provided in this Section 8.

                  (a) The expiration date of an Option, shall be determined by the Committee at the time of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date of grant of the Option.

                  (b) Unless otherwise provided in any Option, each outstanding Option shall become immediately fully exercisable:

                           (i)      if there occurs any transaction (which shall
include a series of transactions occurring within 60 days or occurring pursuant to a plan), that has the result that shareholders of the Company immediately before such transaction cease to own at least 51 percent of the voting stock of the Company or of any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporation transaction;

                           (ii)     if the shareholders of the Company shall
approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive (unless the approved merger, consolidation, reorganization, liquidation or dissolution is subsequently abandoned); or

                           (iii)    if the shareholders of the Company shall
approve a plan for the sale, lease, exchange or other disposition of all or substantially all the property and assets of the Company (unless such plan is subsequently abandoned).

                  (c) The Committee may un its sole discretion accelerate the date on which any Option may be exercised and may accelerate the vesting of any Shares subject to any Option.

         9.       Termination of Option Period.

                  (a) The unexercised portion of any Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

                           (i)      three months after the date on which the
Optionee's employment is terminated (or, in the case of a non-employee Director, the date on which the Optionee ceases to be a Director) for any reason other than by reason of (A) Cause, which, solely for purposes of this Plan, shall mean the termination of the Optionee's employment (or, in the case of a non-employee Director, the removal of the Optionee as a Director) by reason of the Optionee's willful misconduct or gross negligence, (B) a mental or physical disability as determined by a medical doctor satisfactory to the Committee, or (C) death;

                           (ii)     immediately upon the termination of the
Optionee's employment (or, in the case of a nonemployee Director, the removal of the Optionee as a Director) for Cause;

                           (iii)    one year after the date on which the
Optionee's employment is terminated (or, in the case of a non-employee Director, the date the Optionee is removed as a Director) by reason of a mental or physical disability (within the meaning of Section 22(e) of the Code) as determined by a medical doctor satisfactory to the Committee;

                           (iv)     (A) one year after the date of termination
of the Optionee's employment (or, in the case of a non-employee Director, the date on which the Optionee ceases to be a Director) by reason of death of the employee, or (B) one year after the date on which the Optionee shall die if such death shall occur during the 1-year period specified in Subsection 9(a) (iii) hereof.

                  (b) The Committee in its sole discretion may be giving written notice ("Cancellation Notice") cancel, effective upon the date of the consummation of any corporate transaction described in Subsections 8(b)(ii) or
(iii) hereof, any Option that remains unexercised on such date. Cancellation Notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after shareholder approval of such corporate transaction.

         10.      Adjustment of Shares.

                  (a) If at any time while the Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event:

                           (i)      appropriate adjustment shall be made in the
maximum number of Shares available for grant under the Plan, so that the same percentage of the Company's issued and outstanding Shares shall continue to be subject to being so optioned; and

                           (ii)     appropriate adjustment shall be made in the
number of Shares and the exercise price per Share thereof then subject to any outstanding Option, so that the same percentage of the Company's issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price.

                  (b) Subject to the specific terms of any Option, the Committee may change the terms of Options outstanding under this Plan, with respect to the option price or the number of Shares subject to the Options, or both, when, in the Committee's sole discretion, such adjustments become appropriate by reason of a corporate transaction described in Subsections 8(b)(ii) or (iii) hereof.

                  (c) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of or exercise price of Shares then subject to outstanding Options granted under the Plan.

                  (d) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorized or consummate (I) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

         11. Transferability of Options. Each Option shall provide that such Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution, and each Option shall be exercisable during the Optionee's lifetime only by the Optionee.

         12. Issuance of Shares. As a condition of any sale or issuance of Shares upon exercise of any Option, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary ot advisable to assure compliance with any such law or regulation including, but not limited to, the following:

                  (i) a representation and warranty by the Optionee to the Company, at the time any Option is exercised, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

                  (ii) a representation, warranty and/or agreement to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities law deemed by the Committee to be applicable to the issuance of the Shres and are endorsed upon the Share certificates.

         13.      Administration of the Plan.

                  (a) The Plan shall be administered by the Committee, which shall consist of not less than two Directors. The Committee shall have all of the powers of the Board with respect to the Plan. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of the Plan.

                  (b) Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting or (ii) without a meeting by the unanimous written approval of the members of the Committee.

         14. Options for 10% Shareholders. Notwithstanding any other provisions of the Plan to the contrary, an Incentive Stock Option shall not be granted to any person owning directly or indirectly (through attribution under Section 424(d) of the Code) at the date of grant, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of its Parent or Subsidiary at the date of grant) unless the option price of such Option is at least 110% of the Fair Market Value of the Shares subject to such Option on the date the Option is granted, and such Option by its terms is not exercisable after the expiration of 5 years from the date such Option is granted.

         15. Interpretation. The Plan shall be administered and interpreted so that all Incentive Stock Options granted under the Plan will qualify as Incentive Stock Options under Section 422 of the Code. If any provision of the Plan should be held invalid for the granting of Incentive Stock Options or illegal for any reason, such determination shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan. If any provision of the Plan should be held invalid or illegal for any reason, such determination shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan. This Plan shall be governed by the laws of the State of Florida. Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

         16.      Term of Plan; Amendment and Termination of the Plan.

                  (a) This Plan shall become effective upon its adoption by the Board, and shall continue in effect until all Options granted hereunder have expired or been exercised, unless sooner terminated under the provisions relating thereto. No Option shall be granted after 10 years from the date of the Board's adoption of the Plan.

                  (b) The Plan shall be adopted by the Board and shall be presented to the Company's shareholders for their approval by vote of a majority of such shareholders present or represented at a meeting duly held, such approval to be given within 12 month's after the date of the Board's adoption. Options may be granted prior to shareholder approval of the Plan, but such Options shall be contingent upon such approval being obtained and may not be exercised prior to such approval.

                  (c) The Board may from time to time amend the Plan or any Option; provided, however, that, except to the extent provided in Section 10, no such amendment may, (I) without approval by the Company's shareholders, increase the number of Shares reserved for Options or change the class of persons eligible to receive Options, or involve any other change or modification requiring shareholder approval under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, (ii) permit the granting of options that expire beyond the maximum 10-year period described in Subsection 8(a), or (iii) extend the termination date of the Plan as set forth in Section 16(a); and provided, further, that except to the extent specifically provided in Section 9, no amendment or suspension of the Plan or any Option issued hereunder shall substantially impair any Option previously granted to any Optionee without the consent of such Optionee.

                  (d) The Board, without further approval of the Company's shareholders, may at any time terminate or suspend this Plan. Any such termination or suspension of this Plan shall not affect Options already granted and such Options shall remain in full force and effect as if the Plan had not been terminated or suspended. No option may be granted while the Plan is suspended or after it has been terminated. The rights and obligations under any Option granted to any Optionee while the Plan is in effect shall not be altered or impaired by the suspension or termination of the Plan without the consent of such Optionee.

         17. Reservation of Shares. The Company, during the term of the Plan, will at all times reserve and keep available a number of Shares as shall be sufficient to satisfy the requirements of the Plan.

                                                                      EXHIBIT B


                                PERFUMANIA, INC.
                 PROXY FOR 1997 ANNUAL MEETING OF SHAREHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned holder of shares of Common Stock of PERFUMANIA, INC., a Florida corporation (the "Company"), hereby appoints Simon Falic and Jerome Falic, and each or either of them, the proxy or proxies of the undersigned, with full power of substitution to such proxy and substitute, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the 1997 Annual Meeting of Shareholders of the Company to be held at The Radisson Mart Plaza Hotel, 711 N.W. 72nd Avenue, Miami, Florida 33126 at 10:00 A.M., local time, on September 30, 1997, and at any and all adjournments thereof with authority to vote said Common Stock on the matters set forth below:

    The shares of Common Stock represented by this Proxy will be voted in the manner directed herein by the undersigned shareholder, who shall be entitled to one vote for each share of Common Stock held. If no direction is made, this Proxy will be voted for each item listed below.

    The Board of Directors recommend a vote FOR each proposal.

(1) ELECTION OF DIRECTORS

     [ ] FOR all nominees listed below (except as marked to the contrary below).

         Simon Falic             Jerome Falic            Daniel J. Manella
         Ron A. Friedman         Marc Finer              Robert Pliskin
                                                         Carole Ann Taylor

     [ ] WITHHOLD AUTHORITY to vote for all nominees listed above.
     INSTRUCTION: To withhold authority for an individual nominee, strike a line through the nominee's name above

(2) Proposal to amend the Company's 1991 Stock Option Plan, including increasing to 2,500,000 the number of shares of Common Stock reserved for issuance pursuant to such Plan.

         [ ]  FOR              [ ]  AGAINST              [ ]  ABSTAIN

(3) In their discretion, the proxies are authorized to vote upon such other business as may be properly brought before the meeting and each adjournment thereof.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE MATTERS MENTIONED.

                                                  Dated:                  ,1997
                                                       -------------------

                                                  ------------------------------
                                                           (Signature)

                                                  ------------------------------
                                                           (Signature)

                                                  PLEASE SIGN YOUR NAME EXACTLY
                                                  AS IT APPEARS ON THE LEFT.
                                                  EXECUTORS, ADMINISTRATORS,
                                                  TRUSTEES, GUARDIANS, ATTORNEYS
                                                  AND AGENTS SHOULD GIVE THEIR
                                                  FULL TITLES AND SUBMIT
                                                  EVIDENCE OF APPOINTMENT UNLESS
                                                  PREVIOUSLY FURNISHED TO THE
                                                  COMPANY OR ITS TRANSFER AGENT.
                                                  ALL JOINT OWNERS SHOULD SIGN.

        PLEASE MARK, DATE, SIGN AND RETURN USING THE ENCLOSED ENVELOPE.
                   YOUR PROMPT ATTENTION WILL BE APPRECIATED.